UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TTM Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1033443
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

2630 S. Harbor Blvd., Santa Ana, California	92704
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:                                           (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share

(Title of class)

(Title of class)

Amendment No. 1 to Form 8-A

Explanatory Note

This Amendment No. 1 to Form 8-A is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the reincorporation of TTM Technologies, Inc. (the “Company”).  On August 29, 2005, the Company completed a reincorporation from the state of Washington to the state of Delaware (the “Reincorporation”).  In connection with the Reincorporation, the undersigned registrant hereby amends the following items, exhibits, or other portions of its Application for Registration on Form 8-A filed August 8, 2000 regarding the description of its common stock as set forth herein.  In accordance with Rule 414 under the Securities Act, the Company, as successor in interest, hereby expressly adopts this Form 8-A as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

Item 1.        Description of Registrant’s Securities to be Registered.

The Registrant is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share.  As of August 26, 2005, there were 41,287,956 shares of common stock outstanding and no shares of preferred stock outstanding.  All outstanding shares of common stock are fully paid and nonassessable.

Common stock.  The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.

Preferred stock.  Our certificate of incorporation authorizes the Company’s board of directors to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series without any further vote or action by our stockholders.  The existence of authorized but unissued shares of preferred stock may enable the Company’s board of directors to render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, or other extraordinary transaction.  Any issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.  The existence of authorized but unissued shares of preferred stock will also enable the Company’s board of directors, without stockholder approval, to adopt a “poison pill” takeover defense mechanism.  We have no present plans to issue any shares of preferred stock.

Classified board of directors.  Our certificate of incorporation provides for the Company’s board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms.  Approximately one-third of the Company’s board of directors will be elected each year.  The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of the board of directors until our second annual stockholder meeting following the date the acquirer obtains the controlling share interest.  The classified board of directors provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

Item 2.            Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit
No.	Description

3.1	Registrant’s Certificate of Incorporation. *

3.2	Registrant’s Bylaws. *

4.1	Form of Registrant’s common stock certificate. *

*	Incorporated by reference to the Registrant’s Form 8-K filed with the Commission on August 30, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TTM TECHNOLOGIES, INC.

Date: August 31, 2005	By:	/s/ Kenton K. Alder
Kenton K. Alder
Chief Executive Officer

Exhibit Index

Exhibit
No.	Description

3.1	Registrant’s Certificate of Incorporation. *

3.2	Registrant’s Bylaws. *

4.1	Form of Registrant’s common stock certificate. *

*              Incorporated by reference to the Registrant’s Form 8-K filed with the Commission on August 30, 2005.